EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-53440) and related prospectus of Advanced Neuromodulation Systems, Inc. for the registration of 1,835,738 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 2003, with respect to the consolidated financial statements and schedule for the years ended December 31, 2002, 2001 and 2000 of Advanced Neuromodulation Systems, Inc. included in its Annual Report on Form 10-K/A for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
July 10, 2003